   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 1998.

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14A-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     AMERICAN BANKERS INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                      AMERICAN INTERNATIONAL GROUP, INC.
--------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X]  No Fee required.

 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which the transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

The following is additional supplemental material related to the Press Release issued by American International Group, Inc. on February 23, 1998 and filed with the Securities and Exchange Commission on February 24, 1998.




                            [STATE OF ARIZONA SEAL]

                                STATE OF ARIZONA

                         OFFICE OF THE ATTORNEY GENERAL

GRANT WOODS                                                 MAIN PHONE: 542-5025
ATTORNEY GENERAL             1275 WEST WASHINGTON,          TELECOPIER: 542-4085
                               PHOENIX 85007-2925
February 23, 1998


Howard Ross Cabot, Esq.
BROWN & BAIN, P.A.
2901 North Central Avenue
P.O. BOX 400
Phoenix, Arizona 85001-0400

RE:   Cendant Corporation's Proxy Solicitation

Dear Mr. Cabot:

Thank you for your letter dated February 20, 1998. I have discussed your arguments with the Department and make the following response on their behalf.

First, it appears the disappointment you expressed may be, at least partly, attributable to misunderstanding. The Department has not reached any "judgment" in the matter. The Department was merely advising your client of its position based upon its review of the proxy materials. There are no procedural requirements the Department must comply with before issuing a letter advising of its position. The Department has not taken any action, and specifically requested your client's response to its advisory.

It appears you assume the Department has adopted AIG's interpretation of the proxy materials. That is not accurate. The Department's advisory was based upon its review of the proxy materials, and is consistent with the position it has taken in similar past scenarios.

The Department wishes to clarify its position as stated in its advisory. The Department stated that "to the extent of its impact upon the acquisition of control of the Arizona domiciled subsidiaries of ABIG we believe the proxy solicitation will constitute an agreement to acquire control of an insurer, within the meaning of A.R.S. Section 20-481(3) and 20-481.02(A), in the event Cendant obtains proxies which provide it with power to vote 10% or more of ABIG's voting stock." More precisely, the Department meant that in the event Cendant obtains proxies which provide it with the power to vote 10% or more of ABIG's voting stock it will create a rebutrable presumption of control which leads to the conclusion that to the extent of its impact upon the acquisition of control of the Arizona domiciled subsidiaries of ABIG the proxy solicitation will constitute an agreement to acquire control of an insurer within the meaning of A.R.S. Section 20-481(3) and 20-481.02(A).

I hope you find the above clarifications of the Department's February 19, 1998 letter helpful.

We have carefully reviewed your February 20, 1998 letter. We believe Cendant's arguments merit serious consideration, particularly the point that Cendant will be required to vote the shares in accordance with the instructions of the holders of record. Therefore, the Department will reconsider its position as you request, prior to deciding whether to take any action in this matter.

Notwithstanding that the Department recognizes the existence of a legitimate controversy on the issue, in response to Cendant's statement that it does not intend to file a disclaimer of control pursuant to A.R.S. Section 20-481.18 we note that the presumption of control is triggered if any person "holds with the power to vote or holds proxies representing ten percent or more of the voting securities of any other person." This language may support an interpretation that the mere holding of the proxies raises the presumption of control even if the proxies must be voted in accordance with instructions, particularly in the absence of any controlling authority interpreting the provision. We believe Cendant's unwillingness to file a disclaimer under these circumstances may be overly principled. We do not believe it would prejudice Cendant's position that the presumption of control does not exist as a matter of law if it were to argue that, alternatively and/or for the same reasons, control does not exist in fact. Moreover, the Department has previously received and entertained disclaimers of control based on legal arguments. We do not understand why Cendant believes filing a disclaimer of control is inconsistent with its position that the proxy solicitation will not result in control.

You requested, on Cendant's behalf, an exemption from the Form A requirements pursuant to A.R.S. Section 20-481.11(A). That section relates to the requirements for an annual registration statement (Form B), not an application to acquire control (Form A). There is no provision for an exemption from applicable Form A requirements.

Finally, you requested a meeting with Chuck Cohen, Gary Torticill and me. Without intending any discourtesy, the Department believes you stated Cendant's position clearly and comprehensively in your letter and does not see the necessity of a meeting. We hope that after reviewing this response you agree.

Thank you again for your prompt response to my letter.

Sincerely,

/s/ Michael J. De La Cruz
------------------------------
MICHAEL J. DE LA CRUZ
Assistant Attorney General
Consumer Protection & Advocacy Section
Telephone: (602) 542-7722
Facsimile: (602) 542-4377


cc: Robert J. Sullivan, Esq.
    Jeremy E. Butler, Esq.
    Charles R. Cohen, Deputy Director
    Gary A. Torticill, Assistant Director


MJD/17763
CPA98-022